Exhibit 99.01

GenSpera Issues Letter to Stockholders

SAN ANTONIO (January 6, 2016) – GenSpera, Inc. (OTC/QB: GNSZ), a biotech company developing a novel prodrug therapeutic for the treatment of cancer, announces that President and CEO Craig A. Dionne, Ph.D., has issued the following letter to stockholders.

To My Fellow Stockholders:

During 2015 GenSpera made substantial progress in developing our lead drug candidate, mipsagargin, a first-in-class agent with a novel mechanism of action that we believe has the potential to treat various types of solid tumors without the side effects associated with conventional cancer therapies. Let me share with you why we are excited about 2016 as we continue to advance our business strategy, and also review our achievements over the past year.

Our Goals for 2016

Clinical Development of Mipsagargin

Phase 2 Glioblastoma (Brain Cancer) Study

During 2016 we will continue to enroll patients in our Phase 2 study to evaluate mipsagargin for the treatment of recurrent glioblastoma. Currently being conducted at the UC San Diego Moores Cancer Center, we are planning to extend the primarily investigator-sponsored study to the John Wayne Cancer Institute in the first quarter of 2016. The expanded study will enroll up to 34 total patients. To date, we have treated 19 patients, including one patient with a partial response at 11 months. We expect to have additional interim data from this trial in the first quarter of 2016 and final data in the fourth quarter of 2016. The results can help us define enrichment strategies for future trials, such as enrolling only patients who would be expected to be potential responders.

Prior to the completion of our Phase 2 study and assuming adequate funding, we plan to initiate a Phase 2b/3 trial in multiple sites worldwide, with a primary endpoint of overall survival. We expect to begin this trial in the fourth quarter of 2016.

Phase 2 Prostate Cancer Study

Prostate cancer affects hundreds of thousands of men each year in the U.S. alone. We believe that mipsagargin has the potential to treat prostate cancer because of its unique mechanism of action that targets Prostate-Specific Membrane Antigen (PSMA), an enzyme initially discovered to be highly expressed on the surface of prostate cancer cells. We expect to initiate a Phase 2 study in the second quarter of 2016 to evaluate the effects of mipsagargin in newly diagnosed, treatment naïve prostate cancer patients prior to prostatectomy (neoadjuvant setting). The study will be primarily funded by our collaborator the University of Texas Health Science Center in Houston, where the study will be conducted. We expect to complete this study in the fourth quarter of 2016.

Phase 2a Dose-escalation Hepatocellular Carcinoma (Liver Cancer) Study

Assuming that we are successful in obtaining a financial or strategic partner, we anticipate initiating a Phase 2a dose-escalation study with mipsagargin for the treatment of primary liver cancer in the fourth quarter of 2016. The study will be conducted in East Asia, given the high incidence of liver cancer in that region. With endpoints of safety, tolerability and response rate, the study will enroll nine to 18 patients. We expect the study to be completed in the second half of 2017, and to be followed by a Pivotal Phase 2b/3 study.

Our Achievements in 2015

Clinical Development of Mipsagargin

Phase 2 Glioblastoma Study

We initiated our two-stage Phase 2 study to evaluate mipsagargin for the treatment of glioblastoma in 2014. Sufficiently encouraging data were observed in the initial 12 patients that in May 2015 we expanded this study to enroll up to 22 additional patients. As presented by Principal Investigator David Piccioni, M.D., Ph.D., at the Society of Neuro-Oncology Annual Scientific Meeting in November, interim data indicated that mipsagargin appears to confer clinical benefit in a subset of patients and is well tolerated. Specifically, results showed that:

•	Three of 11 efficacy evaluable patients demonstrated at least stable disease at the first disease assessment (2 stable disease, 1 partial response), one of which has met the primary endpoint of six-month progression-free survival.

•	No dose-limiting toxicities have occurred. Preliminary evidence suggests that mipsagargin is well tolerated and may induce disease stabilization or treatment response.

•	PSMA staining of tumor tissues shows variability of expression, but all three responders have ≥2+ staining, suggesting that we can define strategies for enrichment of potential patient responders in future clinical trials.

Phase 2 Hepatocellular Carcinoma Study

In January and June 2015 we presented data on a Phase 2 study evaluating the use of mipsagargin on hepatocellular carcinoma after progression on sorafenib. Data from 25 patients were strongly suggestive of clinical activity, including:

•	A median time to progression of 4.5 months, more than twice the 2.1 months historical control from previous studies with placebo or other agents.

•	Disease stabilization at two months experienced by 63% of patients.

•	Prolonged disease stabilization of more than five months experienced by 24% of patients.

These results were achieved with minimal and manageable side effects. Additionally, the study demonstrated decreased blood flow in liver tumors as measured by DCE-MRI.

Corporate Highlights

•	In February we announced a strategic partnership with Phyton Biotech for the manufacture of thapsigargin, the key ingredient in mipsagargin. We believe that Phyton Biotech’s plant cell fermentation expertise in converting the thapsia plant into a preserved, fermentable cell line will provide us access to a sustainable source of high-quality thapsigargin to support the development of our drugs. In July the World Intellectual Property Organization published Phyton Biotech’s international patent application WO 2015/0892978 A1 "Production of Thapsigargins by Thapsia Cell Suspension Culture." The invention described in the patent application provides, for the first time, a suspension cell culture suitable for mass production of thapsigargin, offering a potential alternative route to commercial-scale production of this starting material for synthesis of mipsagargin.

•	In May the U.S. Food and Drug Administration’s Office of Orphan Products Development issued an RO-1 grant to Santosh Kesari, M.D., Ph.D., one of the Principal Investigators of our glioblastoma study. The $1.6 million grant covers a four-year period for the study of PSMA and other biomarkers to better identify the subset of patients who will receive the most therapeutic benefit with mipsagargin treatment. Dr. Kesari, who is ranked in the top 1% of neuro-oncologists and neurologists in the U.S. by Castle Connolly Medical Ltd., joined our Scientific Advisory Board in October.

•	In July and December we completed two financings with total gross proceeds of $5.0 million. We will use this capital to fund our Phase 2 study for the treatment of glioblastoma and for general corporate purposes.

On behalf of my colleagues and our advisors, thank you for your continued support of GenSpera as we advance our clinical development work with mipsagargin in treating various types of cancer. We look forward to a number of value-creating milestones in 2016 and are excited about our outlook.

Sincerely,

Craig Dionne, Ph.D.

President and Chief Executive Officer

About GenSpera

GenSpera, Inc. is developing a novel technology platform that combines a powerful, plant-derived cytotoxin (thapsigargin) with a patented prodrug delivery system that targets the release of drugs within solid tumors without the side effects of chemotherapeutic agents. Mipsagargin, GenSpera’s lead drug candidate, has demonstrated positive data in a Phase 2 clinical trial in patients with hepatocellular carcinoma (liver cancer) and has been granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA) in this indication. Mipsagargin is being evaluated in a Phase 2 clinical trial for glioblastoma multiforme (brain cancer) and has demonstrated highly encouraging interim data in this ongoing trial.

For additional information on GenSpera, visit www.genspera.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Cautionary Statement Regarding Forward-Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of GenSpera's technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of GenSpera’s proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera's periodic reports filed with the Securities and Exchange Commission.

Investor Contacts:

LHA

Jody Cain, jcain@lhai.com

Sal Diaz, sdiaz@lhai.com

310-691-7100

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